UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           August 30, 2004

Preformed Line Products Company

(Exact name of registrant as specified in its charter)

Ohio	0-31164	34-0676895

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 Beta Drive
Mayfield Village, Ohio	44143

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 461-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.

     On August 30, 2004 Preformed Line Products Company (the “Company”) entered into a Share Sale Agreement (the “Sale Agreement”) with Fujikura Ltd, a Japanese corporation (“Fujikura”), pursuant to which the Company has agreed to sell and Fujikura has agreed to purchase all of the Company’s 35,280 shares of Japan PLP Co., Ltd (the “Shares”). The purchase price for the Shares is approximately $1,955,000. The closing date for the sale of the Shares is scheduled for September 28, 2004. The closing is subject to customary conditions.

     Since 1966 the Company (49%) and Fujikura (51%) have been the owners of Japan PLP Co., Ltd. (“Japan PLP”). Pursuant to the Sale Agreement, upon closing the Company and Fujikura will release each other and their respective affiliates from any claims that could have been asserted as of August 30, 2004. In addition, a Know-How and Licensing Agreement dated March 23, 1967 and all subsequent amendments thereto (the “Licensing Agreement”) between the Company and Japan PLP shall terminate upon the closing. However, certain confidentiality obligations shall survive. The Company had licensed technology to Japan PLP pursuant to the Licensing Agreement. Six months after the closing date Japan PLP and its affiliates will no longer be permitted to use the “PLP” name or trademark.

     The Company expects to recognize a gain of approximately $1,678,000, or $0.29 per share, on the sale of the Shares in the quarter ended September 30, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Preformed Line Products Company

Date: August 31, 2004	/S/ Eric R. Graef

Eric R. Graef, Vice President-Finance and Treasurer